EXHIBIT 10.3(a)

PORTIONS OF EXHIBIT 10.3(a) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS ARE MARKED BY * * and [ ] AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.


                       SITE LICENSE AND SERVICES AGREEMENT
                       -----------------------------------


         This Site License and Services Agreement (this "Agreement") is entered into as of this 30th day of April, 1996 by and between DOLLAR FINANCIAL GROUP, INC., a New York corporation ("DFG") and THE SOUTHLAND CORPORATION, a Texas corporation ("Southland").

         WHEREAS, Southland and DFG desire to establish a relationship pursuant to which DFG will develop, construct and operate Financial Service Centers under the name "7-Eleven Service Centers" within certain designated Southland corporate operated 7-Eleven convenience stores (all of such Southland corporate-owned convenience stores now or hereafter operated by Southland will be referred to as the "Store(s)") through which DFG will provide certain services to the general public;

         THEREFORE, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.       STORE SERVICE CENTERS.

                  Subject to the terms of this Agreement, Southland hereby grants to DFG a site license for the right to establish and offer the Services (as defined in section 6 below) at a total of thirty (30) Stores which, subject to the terms and conditions set forth herein, will be located in the Dallas/Fort Worth and Austin, Texas market areas. Southland will make initial recommendations as to suitable Store locations, with the decision on which Stores will include Service Centers operated by DFG subject to the mutual agreement by Southland and DFG. Such Stores, including the Purchased Service Centers (as defined in section 4 below), the Austin Service Centers (as defined in section 5 below) and the additional Service Centers that may be added (as provided in section 3, and sections 5.C. and 5.E. of this Agreement), will be designated immediately as determined in Exhibit A (hereinafter the "Service Centers").

         2.       TERM.

                  Unless earlier terminated as provided herein, the term ("Term") of this Agreement will be five (5) years beginning on the date that the first Purchased Service Center begins operations by DFG (hereinafter referred to as the "Commencement Date"), and ending on the fifth (5th) anniversary of the Commencement Date (hereinafter referred to as the "Expiration Date"). DFG will provide Southland with a letter confirming the Commencement Date. Subject to section 12.C. of this Agreement, upon the mutual agreement of Southland and DFG, this Agreement may be renewed for one additional period of five (5) years ("Renewal Term") on the same terms and conditions plus a reasonable cost of living adjustment increase based on the Consumer Price Index or other published index to be negotiated and agreed to at such time.

         3.       NEW SERVICE CENTERS.

                  Subject to the terms and conditions of this Agreement, Southland will grant DFG a site license and DFG will construct and operate fourteen (14) Service Centers in Stores located in the Dallas/Fort Worth, Texas market area, which will be designated in Exhibit A. Southland will provide DFG with a list of potential Stores to include Service Centers within thirty (30) days of execution of this Agreement and the parties will mutually agree to the Stores to include Service Centers within sixty (60) days thereafter. If the parties are unable to agree on the Stores to include Service Centers within this time period, this Agreement will terminate as to the new Service Centers and the payment provisions of section 19.B. of this Agreement will not apply.

         4.       PURCHASED SERVICE CENTERS.

                  In addition to the Service Centers to be constructed and operated by DFG as provided in section 3 of this Agreement, Southland will grant DFG a site license and DFG will purchase from Southland six (6) existing Service Centers located in the Dallas, Texas market area (the "Purchased Service Centers"), pursuant to a separate Asset Purchase Agreement attached hereto as Exhibit B. All of the terms and conditions of this Agreement are applicable to the Purchased Service Centers except as they relate to the construction and installation of the Service Centers. In the event the sale of the Purchased Service Centers is not consummated in accordance with the Asset Purchase Agreement, Southland, may, at its option, terminate this Agreement and the payment provisions of section 19.B. of this Agreement will not apply.

         5.       AUSTIN TEXAS SERVICE CENTERS.

                  A. Southland will grant DFG a site license to operate the five
(5) existing Service Centers located in the Austin, Texas market area ("Austin Service Centers") for an initial period of one (1) year from the Commencement Date (the "Option Period").

                  B. At any time during the Option Period, Southland will have the right (the "Put Option") following notice thereof to sell to DFG, and DFG agrees to purchase from Southland, the Austin Service Centers. The agreed upon price for the Austin Service Centers during the Option Period will be Southland's depreciated book value of the assets at the time of DFG's purchase and the sale will otherwise be on the same general terms and conditions as set forth in the Asset Purchase Agreement, attached hereto as Exhibit B. If the sale of the Austin Service Centers is not consummated within thirty (30) days after the date Southland exercises its Put Option, the site license for the Austin Service Centers will automatically terminate and DFG will forfeit all rights to operate Service Centers in Austin, Texas and the payment provisions of section 19.B. will not apply.

                  C. If Southland exercises the Put Option within the Option Period by providing written notice to DFG, and the sale of the Austin Service Centers is consummated, Southland will grant DFG a site license and DFG will construct and operate five (5) additional Service Centers in the Austin, Texas market area (in addition to DFG's right to continue to operate the Austin Service Centers) pursuant to the terms and conditions of this Agreement for the remainder of the Term. In such an event, Southland will provide DFG with a list of potential Stores to include the five (5) additional Service Centers in the Austin, Texas market area within thirty (30) days. If the parties are unable to agree on the Stores to include such five (5) additional Service Centers in the Austin, Texas market area within sixty (60) days thereafter, this Agreement will terminate as to such five (5) additional Service Centers and the provisions of section 19.B. of this Agreement will not apply.

                  D. If, at any time prior to the expiration of the Option Period, Southland provides DFG with written notice that Southland will not exercise its Put Option to sell the Austin Service Centers to DFG, or if written notice of the exercise of the Put Option is not provided by Southland within the Option Period, DFG agrees to cease DFG's operation of the Austin Service Centers within sixty (60) days of receipt of such written notice or within sixty (60) days of the expiration of the Option Period if written notice is not provided. Upon the receipt of such notice or the expiration of the Option Period, DFG agrees that the site license for the Austin Service Centers will terminate and the payment provisions of section 19.B. of this Agreement will not apply.

                  E. In the event Southland does not exercise the Put Option, Southland will grant DFG a site license and DFG shall construct and operate ten
(10) additional Service Centers in mutually agreed upon Stores in the Dallas/Fort Worth, Texas market area pursuant to the terms and conditions of this Agreement for the remainder of the Term. Southland will provide DFG with a list of potential Stores to include these additional Service Centers within thirty (30) days of DFG's receipt of notice or expiration of the Put Option. If the parties are unable to agree on the Stores to include the ten (10) additional Service Centers within sixty (60) days thereafter, this Agreement will terminate as to such ten (10) additional Service Centers in the Dallas/Fort Worth, Texas market area and the payment provisions of section 19.B. will not apply.

         6.       SERVICES.

                  A. For the purposes of this Agreement, the "Services" to be provided by DFG may include the following: (i) clerk assisted, third-party check or draft cashing; (ii) money order sales; (iii) money transfers; (iv) bill payment services; (v) insurance products; (vi) consumer loans; (vii) postage stamps; (viii) copying and/or facsimile transmission services; (ix) credit card cash advance services; (x) electronic tax filing services and related refund anticipation loan services; (xi) photo ID and laminating services; (xii) postal services; (xiii) mailboxes; (xiv) pagers; and (xv) notary services. With the exception of clerk assisted, third-party check cashing which DFG will be providing hereunder, the Services to be offered at each Service Center will be mutually agreed to by Southland and DFG. Services at each Service Center will not be added to or deleted from the list for a Service Center without the mutual agreement of Southland and DFG. The sale of Prepaid Telephone Calling Cards and lottery tickets is specifically excluded from the Services. DFG acknowledges that Southland has an agreement with First Data Corporation covering the sale of money orders in the Stores and, therefore, agrees to use First Data Corporation to provide each Service Center with the money orders and related services.

                  B. Prices to be charged by DFG for its Services are to be set by mutual agreement between DFG and Southland, based upon an agreed merchandising strategy. It is agreed that the Service Centers will have promotional pricing for the Services being offered for some agreed upon introductory period. Notwithstanding the foregoing, DFG will charge a fee for its third-party check cashing services to result in total gross fee income from check cashing for all such checks of not less than two percent (2%) of the face amount of all such checks, on a blended basis.

         7.       NON-COMPETITION AND EXCLUSIVITY.

                  A. Except as provided in section 7.B. or 7.C. of this Agreement, and as otherwise provided in section 18 of this Agreement, during the Term (and any Renewal Term to the extent agreed upon), Southland will not retain or hire, or cause to be retained or hired, any entity, other than DFG, to provide clerk assisted, third-party check cashing services or loan, insurance or money transfer services that DFG provides under this Agreement at any Store or at any other convenience stores now or hereafter corporately operated by Southland (the "Other Stores"); nor will Southland undertake to provide clerk assisted, third-party check cashing services or loan, insurance or money transfer services that DFG provides under this Agreement at one or more Store(s) or the Other Stores itself or through any entity affiliated with Southland. DFG acknowledges that Southland's 7-Eleven franchisees and licensees are independent contractors and the convenience stores operated by such franchisees and licensees will not be subject to the terms of this Agreement.

                  B. Notwithstanding section 7.A., Southland may (i) continue to offer at each Store or at each Other Store any Services that it offers as of the Commencement Date at each such Store or Other Store but which will specifically exclude clerk assisted, third-party check cashing services; and/or (ii) offer at each Store any of the other Services during the hours the Service Center at each such Store is closed but which will specifically exclude clerk assisted, third-party check cashing services; and/or (iii) offer at each Other Store any of the other Services at any time but which will specifically exclude clerk assisted, third-party check cashing services (other than on a temporary basis as provided in section 7.C.).

                  C. Section 7.A. will not apply to any arrangement or agreement Southland may enter into with a third party to provide the Other Stores with fully automated, non-clerk operated Services, including self service check cashing services, it being understood and agreed by DFG that Southland will be permitted to use, on a temporary basis, a clerk or third party at the Other Stores in connection with assisting customers with operation of such automated services at the Other Stores.

                  D. With the exception of the five (5) existing "Ralphs" service centers, during the Term (and any Renewal Term to the extent agreed upon) DFG will not provide any or all of the Services in the form of a Service Center at gasoline stations or convenience stores that are located within Southland's area of Southland's area of dominant influence ("ADI"). This restriction will apply only to the extent DFG operates Service Centers in the Stores under this

Agreement. The list of Southland ADI's is attached hereto as Exhibit C. DFG acknowledges that the foregoing restriction is fair and reasonable and is granted, in part, in consideration for the restrictions imposed upon Southland as provided in section 7.A. above.

         8.       CONSTRUCTION AND INSTALLATION OF SERVICE CENTERS.

                  A. DFG will be responsible, at its own cost and expense, for preparing design and configuration plans for each Service Center. The design, configuration and location of each Service Center and equipment will be mutually agreed upon by the parties in advance of construction and installation by DFG. Within one hundred and twenty (120) days after agreement of the design plan and configuration, DFG will fabricate and assemble each Service Center. Southland will provide to DFG access to such electrical and other utilities (except telephone) as is necessary to construct and thereafter operate each Service Center.

                  B. The construction and installation of each Service Center, including equipment, will be at the sole cost and expense of DFG. DFG agrees to install the Service Centers in the Stores only during agreed upon times to minimize business disruption at the Store and will perform all such work so as to minimize any such disruption to Southland's Store operations. Southland will make available the Store(s) for construction of each Service Center at reasonable times and will be responsible for the cost of the electricity and utilities (except for telephone lines and service) necessary for the Service Center operation. DFG will provide, at its sole cost, all equipment necessary for the operation of each Service Center, including safe, alarm system, POS computing equipment, cash drawers, telephones, facsimile machine, copier, and miscellaneous office supplies. The alarm system will be UL approved and all security features will meet the requirements of DFG's crime and fidelity insurance coverage, details of which will be supplied to Southland upon execution of this Agreement.

                  C. Except for DFG owned office equipment, DFG covenants that no liens will be placed on the Service Centers and will provide Southland with all appropriate lien waivers.

                  D. DFG will construct and begin operations of the fourteen
(14) new Service Centers in the Dallas/Fort Worth, Texas market area (as referenced in section 3 of this Agreement), within twelve (12) months from the date the parties mutually agree on the Stores to include fourteen (14) new Service Centers.

                  E. In the event Southland sells to DFG the Austin Service Centers (pursuant to section 5 of this Agreement) and the sale is consummated, DFG will construct and begin operations of the five (5) additional Service Centers in the Austin, Texas market area, (as referenced in section 5.C of this Agreement), within six (6) months from the date the parties mutually agree on the Stores to be included as additional Service Centers.

                  F. In the event Southland does not sell to DFG the Austin Service Centers, DFG will construct and begin operations of an additional ten
(10) Service Centers in the Dallas/Fort Worth, Texas market area (as referenced in section 5.E. of this Agreement), within twelve (12) months from the date the parties mutually agree on the Stores to be included as additional Service Centers.

                  G. In the event DFG fails or refuses to meet the Service Center construction and operation deadlines set forth above, Southland may, at its option, terminate this Agreement as to the site licenses relating to each Service Center that has not been so constructed and the payment provisions of section 19.B. of this Agreement will not apply.

         9.       OPERATIONS.

                  A. Subject to normal Store operations, Southland will allow DFG to peaceably and quietly enjoy the portion of the Store in which each Service Center is located, including, but not limited to, free and unlimited access by employees and customers of DFG to the Service Center, during regular business hours of each Service Center.

                  B. DFG will operate each Service Center at such times as Southland and DFG mutually agree, but at least for a minimum of seventy (70) hours per week for each; (i) Purchased Service Center; (ii) Austin Service Center during the Option Period; and (iii) Austin Service Center if purchased by DFG, subject to applicable law. The hours of operation for all other Service Centers will be for a minimum of sixty (60) hours per week, subject to applicable law. Each Service Center will be staffed, during its hours of operation, by DFG employees. These employees will be trained in all aspects of the Service Center operation, including, to the extent required, interacting with Southland employees and management. DFG will be responsible for the conduct of its employees at all times. DFG will provide one supervisor for each ten (10) Service Centers, provided however, that these ten (10) Service Centers are within the same metropolitan area. DFG will undertake to have a supervisor visit each Service Center a minimum of two times per week. Southland will use its reasonable efforts to provide training areas in Southland offices for DFG employees during the first six (6) months of the Term of this Agreement.

                  C. DFG will be responsible for providing any and all security measures as may be reasonably necessary for the operation of each Service Center including but not limited to training all DFG employees on appropriate safety and security measures. Southland will have the right to approve of the Armored Car service to be used by DFG.

                  D. DFG will be responsible for keeping and maintaining all of the books and records detailing the operation of each Service Center. Southland will be provided complete access to such books and records and, as necessary, DFG accounting personnel, at all reasonable times. In addition to any internal audit function of the Service Centers performed by Southland, the nature and scope of which will be mutually agreed upon by DFG and Southland, the Service Centers will be audited on a routine and unannounced basis by Ernst & Young, DFG's independent auditors, as part of DFG's Internal Store Audit Program. Southland will be provided access to the complete results of these audits and to Ernst & Young personnel. DFG will also provide to Southland all agreed upon monthly reports evidencing the financial operation of each Service Center and the basis for calculating the fees to be received by Southland.

                  E. DFG employees will utilize internally developed and proprietary POS software as well as proprietary customer check verification systems. Southland acknowledges the proprietary nature of this material and that DFG, or its assignee, will retain all ownership rights. Customer lists generated by DFG's POS system will be the joint property of DFG and Southland except where Southland's rights would be prohibited by law. Any such use by Southland of customer lists outside of the advertising of the Services offered by the Service Center and the Store will only be by mutual agreement of DFG and Southland. DFG is not restricted in any way in its use of the customer lists. Southland and DFG may use the customer lists generated by Southland's software that is purchased by DFG.

                  F. As to the Purchased Service Centers and the Austin Service Centers, DFG will extend offers of employment (the "Employment Offers") to the Southland employees listed on Exhibit D (the "Service Center Employees"), and will employ all Service Center Employees who accept the Employment Offers. The Employment Offers will include (i) a rate of pay at least equal to the Service Center Employee's pay rate as listed on the attached Exhibit E; (ii) medical and dental benefits that shall become effective upon the first day of employment with DFG, without the requirement of a waiting period; and (iii) a "hire date," for purposes of calculating eligibility for vacation and other benefits, equal to the hire date listed on the attached Exhibit F.

                  G. Attached as Exhibit F-1 is a listing of the number of hours of vacation that each of the Service Center employees has accrued, but not yet used, for 1996. Attached as Exhibit F-2 is a listing of the number of hours of sick time that each of the Service Center employees has accrued, but not yet used, for 1996. The information on Exhibit F-1 and Exhibit F-2 is current as of the payroll period ending April 18, 1996. The final Southland payroll period for the Service Center Employees will end after the close of business on April 30, 1996, and will be processed no later than May 9, 1996. On or before May 15, 1996, Southland shall provide DFG with updated versions of Exhibit F-1 and Exhibit F-2 (to be designated as Exhibit F-1-S and Exhibit F-2-S) that will reflect any vacation time or sick time taken by the Service Center Employees between April 19, 1996, and April 30, 1996. On or before May 10, 1996, Southland shall pay to DFG the aggregate dollar value of the accrued but unused vacation pay and accrued but unused sick pay for the Service Center Employees (as calculated, for each employee, by taking the employee's current Southland rate of pay multiplied by the number of hours of vacation pay and sick pay they have accrued, but not yet used, for 1996). Between the Service Center Employees' first day of employment with DFG and December 31, 1996, DFG shall permit the Service Center Employees to take, at such times as may be mutually convenient for DFG and the individual Service Center Employee, any accrued but unused vacation time and sick time, as will be listed on Exhibit F-1-S and Exhibit F-2-S. DFG shall be solely responsible for calculating and paying any sick time and vacation time for the Service Center Employees beginning as of January 1, 1997, and continuing thereafter.

                  H. DFG will obtain and maintain throughout the Term all licenses and/or permits necessary for DFG's operation of each Service Center and necessary to provide the Services and will comply with all state, federal and local laws, regulations and ordinances applicable to DFG's operation of each Service Center.

                  I. The Service Centers will be maintained by DFG at all times, in good and operable condition. DFG, at its sole cost, will repair or, where necessary, replace all facilities and equipment relating to the Service Centers necessary to ensure the continued operation of each Service Center and will perform all such work so as to minimize any disruption to Southland's operation of the applicable Store.

         10.      DFG MANAGEMENT.

                  A. DFG will manage and operate the Service Centers by performing all of the managerial tasks necessary for the day-to-day operation of the Service Centers including, without limitation, the following duties:

                            1. staffing the Service Center to include, but not
limited to, recruiting, screening, hiring, training, supervising, staffing and maintaining the Service Center, and being responsible for all expenses associated with these functions;

                            2. providing at all times, excellent customer
service equal to DFG and Southland standards and in a manner acceptable to Southland but in no case at a level of performance less than current industry standards using adequately trained employees;

                            3. satisfying all DFG employment matters including,
but not limited to, the payment of payroll, taxes, insurance and employee benefits.

         11.      OWNERSHIP, TAXES AND RISK OF LOSS.

                  A. Each Service Center will remain the sole and exclusive property of DFG. Southland will have no proprietary interest in or lien on or right of distraint against the Service Centers.

                  B. DFG will be responsible for and will pay all federal, state, county and city taxes applicable to the ownership, possession, operation or maintenance of each Service Center, including, but not limited to, state and local sales, services, communication and personal property taxes.

                  C. DFG will bear the entire risk of loss or damage to each Service Center with respect to any and all destruction, loss or damage.

                  D. Southland acknowledges that the installation and operation of each Service Center does not constitute a leasehold improvement in any Store.

         12.      REPRESENTATIONS AND WARRANTIES.

                  A. Southland hereby represents and warrants to DFG that it has full power and authority to enter into this Agreement and that this Agreement does not contradict or create a default of, or breach under, any agreement, order or decree to which Southland is a party or by which Southland or any of its assets may be subject, including, but not limited to, any franchise agreement, lease agreement, license agreement, or non-competition agreement. Southland further represents and warrants that there are no outstanding written notices of default from any lessor under any lease agreement as to any Store in which a Service Center is to be operated by DFG. Southland has not received written notice and has no knowledge of any existing or threatened claim of condemnation or eminent domain concerning any Store(s) for which Service Centers are to be operated by DFG.

                  B. DFG hereby represents and warrants to Southland that is has full power and authority to enter into this Agreement and that this Agreement does not contradict or create a default of or breach under, any agreement, order or decree to which DFG is a party or by which DFG is bound, including, but not limited to, any franchise agreement, license agreement, or non-competition agreement.

                  C. Southland, in its sole discretion, may offer DFG the opportunity to operate additional Service Centers in Other Stores, provided, however, notwithstanding anything that is contrary in this Agreement, including but not limited to, the provisions of section 18 herein, or any other written or oral expression made by Southland, its officers, employees, agents or its representatives, relating to any type of transaction between DFG and Southland, DFG acknowledges and agrees that Southland will not be under any obligation of any kind whatsoever to offer DFG the opportunity to operate any additional Service Centers in any of the Other Stores nor will Southland be under any obligation to renew or extend the Term of this Agreement for any reason whatsoever and DFG, its directors, officers, agents, representatives and investors, hereby release Southland from and against any and all such claims that any such obligations may exist.

         13.      INDEMNIFICATION.

                  A. DFG will indemnify, defend and hold Southland, its subsidiaries and affiliates and its and their officers, directors, shareholders, agents and employees, harmless from and against and pay for any and all losses, claims, damages, liabilities or expense (including reasonable attorneys' fees) of any kind or nature arising or relating, directly or indirectly from (i) the negligent or other wrongful conduct or omission of DFG, or its employees or agents (whether or not resulting in whole or in part from the actual or alleged negligent acts or omissions of Southland or its employees or agents); (ii) the installation, service, maintenance, removal or operation of the Service Centers, including but not limited to, all claims for workers' compensation made by DFG, its employees or its agents' or subcontractors' employees, injuries, loss or damage to customers or any other person (including employees of Southland) or to property (including cash, vehicles or checks) (whether or not resulting in whole or in part from the actual or alleged negligent acts or omissions of Southland or its employees or agents); and/or (iii) any claim asserted or brought by any employee, agent or subcontractor of DFG which directly relates to Southland's operation of the Store (whether or not resulting from the negligent acts or omissions of Southland), except to the extent such claims, damages, liabilities or expenses directly arise from the gross negligence of Southland or its employees or agents. In the event of an ultimate finding that such claimant's loss was proximately caused by Southland's gross negligence and through no negligence or other fault of DFG, Southland shall indemnify and hold DFG harmless from such loss. The indemnification provisions will survive the termination or expiration of this Agreement.

         14.      INSURANCE.

                  A. DFG, at DFG's expense, will provide and maintain insurance approved by Southland for the term of the Agreement as follows:

                           1. Statutory Workers' Compensation coverage for all
of its employees, including occupational disease, as required by law, and employers' liability with limits of at least $1,000,000 for bodily injury for each accident, $1,000,000 for bodily injury by disease for each employee and $1,000,000 for bodily injury by disease in aggregate. The policy shall be endorsed to include "all states" coverage and a waiver of subrogation in favor of Southland, where allowed by law.

                           2. Liability Insurance (excluding automobile
liability) with a combined single limit of at least $1,000,000 per occurrence and a general aggregate of at least $2,000,000 for bodily injury and property damage in forms providing coverage not less than a standard commercial general liability policy including broad form property damage liability coverage, product/completed operations coverage, personal injury coverage and broad form contractual coverage for liability assumed under the Agreement. The policy will name Southland as an additional insured as to the Service Center operations and shall include a waiver of subrogation in favor of Southland.

                           3. All Risk Property coverage on all site
improvements and personal property including property of others for which DFG is responsible. The coverages, limits and deductibles shall be equal to the industry standard. DFG hereby waives any right of subrogation against Southland for any loss or damage.

                           4. Commercial Crime with coverage forms for Employee
Dishonesty; Forgery or Alteration; Theft Disappearance and Destruction; Robbery and Safe Burglary for Property other than Money and Securities and Computer Fraud and Wire Transfer Communications. Coverage shall apply to all DFG entities at all service center locations. Limits and deductibles shall be equal to industry standard subject to approval by Southland.

                           5. Other insurance that DFG deems necessary to DFG's
business.

THE INFORMATION BELOW MARKED BY * * and [ ] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.


                  B. During the Term, each such insurance policy will provide for thirty (30) days written notice to Southland prior to the time any coverage is altered or canceled provided that such notice will not relieve DFG of its insurance requirements hereunder. Certification of insurance in accordance with this Agreement, and the terms and conditions therefor shall be delivered to Southland forthwith and thereafter prior to each expiration of such policies.

         15.      FEES.

                  A. DFG will pay to Southland a fee of [ * * ] per month for each of the six (6) Purchased Service Centers and for each of the five (5) existing Austin Service Centers beginning the month DFG begins operation of each such Service Center ("Site License Fee"). For all other Service Centers operated by DFG, DFG will pay to Southland a monthly Site License Fee for each Service Center of [ * * ] for the first twelve (12) months each Service Center is operating and [ * * ] each month thereafter.

                  B. In addition to any other fees payable to Southland pursuant to this Agreement, for each Store in which DFG operates a Service Center where one did not previously exist in a Store, DFG agrees to pay to Southland, on a monthly basis, the difference between (i) the average monthly gross profit received by the Store from the sale of money orders during the twelve (12) month period preceding the opening of the Service Center; and (ii) the actual monthly gross profit received by the Store from the sale by Southland of money orders during each month of Service Center operations (the "Money Order Guarantee"). For purposes of this section, "gross profit" will be defined as the commission Southland receives on the sale of a money order less any costs associated with the sale. The Money Order Guarantee Schedule showing such average monthly gross profit corresponding to the Purchased Service Centers and the Austin Service Centers is attached as Exhibit G to this Agreement.

                  C. Effective at the start of DFG's operation of each Service Center, DFG will also pay to Southland the following percentage of DFG's gross monthly revenue (the "Monthly Gross Revenue Percentage") for all the Services provided at each Service Center:

                                     [ * * ]

                  D. The Site License Fee will be payable by DFG to Southland on or before the first day of each month. The Money Order Guarantee and the Monthly Gross Revenue Percentage will be payable by DFG to Southland within fifteen (15) calendar days after the end of each month. All payments by DFG to Southland will be made using available funds through Automated Clearing House ("ACH") or Electronic Funds Transfer ("EFT") means.

         16.      TRADEMARKS.

                  A. This Agreement does not grant DFG any license or right to use Southland's trade names, trademarks, service marks, or brand names or any trade names, trademarks, service marks or brand names which Southland may have the right or license to use or display. Any use of Southland's trade name, trademarks, service marks or logos, in conjunction with any advertising or marketing campaign for DFG, must be approved in writing by Southland prior to such use. Southland reserves the right to review and approve any advertising or promotion connected with the Service Centers.

                  B. This Agreement does not grant Southland any license or right to use DFG's trade names, trademarks, service marks, or brand names or any trade names, trademarks, service marks or brand names which DFG may have the right or license to use or display. Any use of DFG's logo, in conjunction with any advertising or marketing campaign for Southland, must be approved in writing by DFG prior to such advertising.

         17.      SIGNAGE AND ADVERTISING.

                  A. Each Service Center will be referred to as the "7-Eleven Service Center" and Southland will have the right to advertise using the name 7-Eleven Service Center, including but not limited to, the use of in-Store P.O.P. and outdoor pole signs, window banners, etc. Southland agrees to reference in all such signage that DFG is the operator of the 7-Eleven Service Centers.

                  B. Southland and DFG will cooperate in the development of all marketing, advertising and promotional programs. DFG will make available corporate advertising and supervisory personnel to assist Southland in its development of advertising and sales-building programs. On a periodic basis, DFG personnel will visit local businesses and perform other "neighborhood marketing" duties, as mutually agreed upon by Southland and DFG.


                  C. For each Service Center operated by DFG, DFG will pay to Southland five thousand dollars ($5,000.00) for start-up marketing and promotion (the "Advertising Funds"). The Advertising Funds will be used by Southland for Store signage, in-store banners and promotions and any other such measures as mutually agreed upon by Southland and DFG. The Advertising Funds will be paid to
Southland:

                           1. For each Purchased Service Center;

                           2. For each new Service Center opened and operated by
DFG; and

                           3. For the Austin Service Centers in the event the
Austin Service Centers are purchased by DFG pursuant to section 5 of this Agreement.

                  D. The Advertising Funds for each Purchased Service Center will be paid by DFG to Southland within ten (10) days of the Commencement Date.

                  E. The Advertising Funds for each new Service Center will be paid by DFG to Southland within thirty (30) days prior to the commencement of DFG's operation of the Service Center.

                  F. The Advertising Funds for the Austin Service Centers (if purchased by DFG) will be paid to Southland by DFG within ten (10) days of the consummation of the sale of the Austin Service Centers.

                  G. Upon the mutual agreement of the parties, the Service Centers may also be promoted through the use of outdoor billboard(s) at a mutually agreed upon location(s). The cost of each billboard which will be shared equally between DFG and Southland. DFG will pay for the cost of each billboard and Southland will reimburse DFG one-half of the cost.

         18.      THREE YEAR REVIEW.

                  A. From time to time after the expiration of the third year of this Agreement, the parties will review the operations of the Service Centers. Upon review:

                           1. The parties may mutually agree to terminate this
Agreement. In such an event, DFG agrees at is sole cost, to remove the assets from each Service Center and pay Southland for the cost to restore each Store to the condition that existed prior to the installation of the Service Center, reasonable wear and tear excepted within sixty (60) days of termination subject to the limitation set forth in section 23 of this Agreement. In such event, the provisions of sections 19.B., 19.C and 19.D. will not apply.

                           2. Subject to section 12.C. of this Agreement, the
parties may mutually agree to install and operate additional Service Centers in agreed upon Other Stores in other Southland markets. In such an event, the parties will mutually agree as to similar terms and conditions as this Agreement corresponding to the additional number of Service Centers which will be reflected in an executed Amendment to this Agreement or by a separate written Agreement.

                           3. Southland may decide, in its sole discretion, to
operate additional Service Centers at the Other Stores internally or through a party other than DFG that provides the Services, including clerk assisted, third-party check cashing services similar to that of DFG. In the event Southland decides to operate Service Centers at the Other Stores through a third party other than DFG, and provided that DFG is otherwise complying with all terms of this Agreement, DFG may continue to operate the existing Service Centers at the Stores under this Agreement for the remainder of the Term. In addition, provided that DFG is otherwise complying with the terms of this Agreement, Southland will offer DFG the right to operate an additional one hundred (100) Service Centers in mutually agreed upon Other Stores under substantially the same terms and conditions as are agreed to by Southland and any other third-party operator of the Services including clerk assisted check cashing services at the Other Stores provided; if the financial terms (as set forth in section 15 herein) of any such bona fide written agreement

THE INFORMATION BELOW MARKED BY * * and [ ] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.



between Southland and a third party exceed 150% of this Agreement, Southland will offer DFG the additional one hundred (100) Service Centers on such financial terms not to exceed 150% of the financial terms of this Agreement. If DFG does not exercise the right to operate the additional 100 Service Centers within thirty (30) days of its review of the terms agreed between Southland and the third party under a bona fide written agreement, such third party may provide the Services to such 100 Other Stores and DFG will have no right to operate any additional Service Centers.

         19.      SITE LICENSE TERMINATION.

                  A. In addition to the other termination provisions contained in this Agreement, Southland may terminate this Agreement as to any site license for a Service Center prior to the end of the Term in the event:

                           1. the Store is rendered inoperable due to a casualty
loss or damage;

                           2. the Store is taken by eminent domain proceedings;

                           3. the Store is closed due to ordinance or law;

                           4. the Store is closed due to Southland's reasonable
business judgment.

                           In such an event, Southland will use its reasonable
efforts to relocate the Service Center to another Store with approximately the same characteristics located in the same area and under the terms and conditions of this Agreement for the remainder of the Term. Southland will reimburse DFG for its reasonable costs of moving and installing the Service Center at the new Store if relocation is required because Southland has closed a Store due to Southland's reasonable business judgment. In such an event, the payment provisions of section 19.B. below will not apply.

                  B. In addition to the other rights to terminate, Southland has the right to terminate this Agreement without cause as to any site license for a Service Center prior to the end of the Term, and in such event Southland will pay to DFG a termination fee of [ * * ] [ * * ] for each site license terminated within five (5) business days of such termination if such termination occurs during the first year of operation of the particular Service Center, [ * * ] if such termination occurs during the second year of operation of the particular Service Center, [ * * ] if such termination occurs during the third year of operation of the particular Service Center, [ * * ]
[ * * ] if such termination occurs during the fourth year of operation of the particular Service Center and [ * * ] if such termination occurs during the fifth year of operation of the particular Service Center. In such an event, DFG will, at its sole cost, remove any or all Service Center equipment and installations from the applicable Store and pay Southland for the cost to restore the premises of the Store to the condition that existed prior to Service Center installation, reasonable wear and tear excepted within sixty (60) days of termination subject to the limitation set forth in section 23 of this Agreement. The foregoing

THE INFORMATION BELOW MARKED BY * * and [ ] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.


payment obligations will not apply to any Southland termination resulting from DFG's material breach of this Agreement, as provided in section 20 of this Agreement.

                  C. Notwithstanding the foregoing, in the event that any Service Center does not have cumulative gross revenues of in excess of [ * * ] after the first three (3) years of DFG's operation of such Service Center, Southland, in its sole discretion, may terminate the site license as to each such Service Center. If Southland chooses to terminate a site license pursuant to this provision, Southland will pay to DFG a termination fee of [ * * ] for each such site license terminated by Southland within five (5) business days of termination. DFG will, at its sole cost, remove any or all Service Center equipment and installations from the Store and pay Southland for the cost to restore the premises of the Store to the condition that existed prior to Service Center installation, reasonable wear and tear excepted within sixty (60) days of termination subject to the limitation set forth in section 23 of this Agreement.

                  D. In addition to the other rights to terminate, DFG has the right to terminate this Agreement without cause, as to any site license for a Service Center prior to the Expiration Date, and in such event DFG will pay to Southland a termination fee of [ * * ] [ * * ] for each such site license terminated by DFG within five (5) business days of such termination. The foregoing payment obligation will not apply to any DFG termination resulting from Southland's material breach of this Agreement as provided in section 20 of this Agreement. DFG will, at its sole cost, remove any or all Service Center equipment and installations from the Store and pay Southland for the cost to restore the premises of the Store to the condition that existed prior to the Service Center installation, reasonable wear and tear excepted within sixty (60) days of termination, subject to the limitation set forth in section 23 of this Agreement.

         20.      MATERIAL BREACH.

                  If either party commits a material breach or materially defaults in any of its obligations under this Agreement and fails to cure such breach or default within thirty (30) days of receipt of written notice from the other party, the non-breaching party, in addition to any other right or remedy it may have hereunder, at law or in equity, may terminate this Agreement immediately by written notice to the breaching party.

         21.      DFG INSOLVENCY.

                  Southland has entered into this Agreement with DFG because of DFG's reputation and special abilities to perform under this Agreement. Therefore, if DFG is adjudged bankrupt or legally insolvent such that DFG's is unable to perform under this Agreement, or files a petition of bankruptcy or a receiver is appointed for all or substantially all of DFG's assets or if DFG makes an assignment for the benefit of creditors, except in the ordinary course of business, or any proceedings are instituted for the liquidation or winding up of DFG's business, Southland may terminate this Agreement immediately upon written notice to DFG.

THE INFORMATION BELOW MARKED BY * * and [ ] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.


         22.      EFFECT OF TERMINATION OR EXPIRATION.

                  Unless otherwise specified by this Agreement, in the event of termination or expiration of this Agreement, DFG, at its sole cost, will remove any and all Service Center equipment and installations from each Store and pay to Southland the cost to restore the premises of the Store to the condition that existed prior to Service Center installation, reasonable wear and tear excepted, within sixty (60) days of termination subject to the limitation set forth in section 23 of this Agreement.

         23.      STORE RESTORATION; COST LIMITATION.

                  The obligation of DFG to pay Southland for the cost to restore the premises of a Store with a Service Center as provided under this Agreement will be limited to the amount of [ * * ] per Store.

         24.      REMEDIES.

                  All rights and remedies conferred by this Agreement or by law shall be cumulative and in addition to every other right and remedy available. No failure on the part of the injured party to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof unless specifically waived in writing, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

         25.      CONFIDENTIAL INFORMATION.

                  DFG and Southland will, and will use all reasonable efforts to cause their respective employees to hold in confidence all Confidential Information, hereinafter defined, and DFG and Southland will not, and will use all reasonable efforts to ensure that any employees having access to the Confidential Information through them will not, disclose the same and will not use except in connection with this Agreement. For purposes hereof, "Confidential Information" means this Agreement, all information of any kind (including, without limitation, sales, pricing, financial and promotional information) obtained directly or indirectly from DFG or Southland, as the case may be, or from any of their respective employees, agent, accountants, counsel or other representatives, relating to either DFG or Southland's business, except information that:

                           1. constitutes readily ascertainable public
information, including, without limitation, any information filed with the Securities and Exchange Commission;

                           2. subsequently becomes public information through no
fault of the party to whom it was revealed.

                           3. either party obtains from a third party who they
have no reason to believe is under any obligation of confidentiality; or

                           4. either party becomes legally obligated to
disclose, provided that the other party is afforded an opportunity prior to such disclosure to apply to the court or other appropriate authority for a form of restrictive order preventing disclosure of any such information.

         26.      MISCELLANEOUS.

                  A. Force Majeure. Except with respect to each party's outstanding payment obligations, neither party to this Agreement shall be required to perform any term, covenant or condition of this Agreement as long as such performance is delayed or prevented by force majeure, which shall mean any acts of God, strike, lockout, material or labor restriction by any governmental authority, civil riot and any other cause not reasonably within the control of such party and which by exercise of due diligence such party is unable, wholly or in part to prevent or overcome.

                  B. Titles. All headings, titles and subdivisions are for the convenience of the parties and are not to be used in interpreting this Agreement.

                  C. Successor and Assigns. All of the terms of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by the parties and their respective successors, assigns; provided, however, neither party can assign their respective interests herein without the written consent of the other, except to a parent, subsidiary or affiliate holding in excess of fifty percent (50%) of the controlling interest of such party.

                  D. Texas Law. This Agreement will be construed and in all respects take effect in accordance with the laws of the State of Texas and venue with respect to any judicial proceeding will be Dallas County, Texas.

                  E. Notices.

                           1. Notices. Any notice or other instruments required
or permitted by the Agreement to be served on or given to a party shall be sufficiently served or given for all purposes (a) when personally delivered to any officer of the party to whom it is addressed, or (b) if sent by (i) certified or registered mail postage prepaid, or (ii) overnight express mail, addressed to the party at the appropriate address set forth below, or at such other address as the party has directed in writing. The effective date of any notice shall be the date of delivery if by personal delivery or date of mailing thereof to the party to whom such notice is addressed.

                           2. Addresses. All correspondence shall be addressed
as follows:

                                    If to Southland:
                                    The Southland Corporation
                                    2711 N. Haskell Avenue
                                    Dallas, Texas  75204
                                    Attn:  Vice President, Merchandising

                                    With a copy given in the manner described
above to:

                                    The Southland Corporation
                                    2711 N. Haskell Avenue
                                    Dallas, Texas  75204
                                    Attn: General Counsel, Legal Department

                                    If to DFG:

                                    Dollar Financial Group, Inc.
                                    Daylesford Plaza, Suite 210
                                    1436 Lancaster Avenue
                                    Berwyn, Pennsylvania  19312
                                    Attn:  Mr. Donald F. Gayhardt

                  F. Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or of any other right nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

                  G. Independent Contractor. The parties to this Agreement will be independent contractors under this Agreement and in no event will their relationship be deemed that of employer/employee. It is not the intent of the parties to form any partnership or joint venture, and it is understood that each party will exercise full power and authority, except as specifically provided otherwise in this Agreement, to select the means, method and manner of performing all obligations under this Agreement.

                  H. Attorney's Fees. Except as provided in section 13 of this Agreement, in the event any legal proceeding is initiated by either party regarding the construction or enforcement of this Agreement, each party will be responsible for its own attorney's fees, costs and expenses incurred in such proceeding.

                  I. Costs and Expenses. Each party will be responsible for its own costs and expenses relating to the execution and performance of its respective obligations under this Agreement, except as otherwise stated herein.

                  J. Press Release. Neither Southland nor DFG will issue press releases regarding the Service Centers or any terms or conditions of this Agreement without receiving prior written permission from the other party, which permission will not be unreasonably withheld.

                  K. Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

                  L. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon; and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                  M. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing and in the case of Southland, executed by a Senior Vice President.

         IN WITNESS WHEREOF, the parties have executed, or caused to be executed, this Agreement as of the day and year written above.

ATTEST:                                    DOLLAR FINANCIAL GROUP, INC.


By: /s/ Thomas Hennen                      By: /s/ Donald F. Gayhardt
                                           Donald F. Gayhardt, Executive Vice
                                           President and Chief Financial Officer


ATTEST:                                    THE SOUTHLAND CORPORATION


By: /s/ Thomas Hennen                      By: /s/ Stephen D. Krumholz
     Assistant Secretary                   Executive Vice President

                                    EXHIBIT A

                                (Service Centers)

                           [INTENTIONALLY LEFT BLANK]

                                    EXHIBIT B


                           (Asset Purchase Agreement,
      included herewith as Exhibit 10.3(b) of this Registration Statement)

                                    EXHIBIT C

                           [INTENTIONALLY LEFT BLANK]

THE INFORMATION BELOW MARKED BY * * and [ ] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                    EXHIBIT D



                                     [ * * ]

THE INFORMATION BELOW MARKED BY * * and [ ] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                    EXHIBIT E



                                     [ * * ]

THE INFORMATION BELOW MARKED BY * * and [ ] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                    EXHIBIT F



                                     [ * * ]

THE INFORMATION BELOW MARKED BY * * and [ ] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                   EXHIBIT F-1



                                     [ * * ]

THE INFORMATION BELOW MARKED BY * * and [ ] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                   EXHIBIT F-2



                                    [ * * ]

THE INFORMATION BELOW MARKED BY * * and [ ] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                    EXHIBIT G



                                     [ * * ]